EXHIBIT 10.36

[ACLARA BIOSCIENCES, INC. LETTERHEAD]

[Date],

[Executive Name]

[Address]

Re:    Change in Control Agreement

Dear Mr/s.                     :

ACLARA BioSciences, Inc. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of the Company’s key management personnel. In this regard, the Company’s Board of Directors (the “Board”) recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control of the Company may exist and the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Company.

In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event of a Hostile Takeover (as defined below) or that your employment with the Company is terminated under the circumstances described below subsequent to a Change in Control (as defined below).

1.    Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2003; provided, however, that commencing on January 1, 2004 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given you notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for the 12-month period immediately following the Change in Control, and shall then terminate.

2.    Change in Control/Hostile Takeover. You shall receive no benefits under this Agreement unless there has been a Change in Control or a Hostile Takeover.

(a)    For purposes of this Agreement, a “Change in Control” shall mean (i) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 15% or more of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Board; (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company’s then outstanding Voting Securities of the Company or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of the Company’s assets; (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company; or (v) the individuals constituting the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board.

(b)    For purposes of this Agreement, a “Hostile Takeover” means a transaction or series of transactions that results in any person acquiring Beneficial Ownership of more than 50% of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Board.

(c)    Upon a Hostile Takeover during the term of this Agreement, you shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall immediately lapse.

3.    Termination Following Change in Control.

(a)    If a Change in Control shall have occurred during the term of this Agreement, you shall be entitled to the benefits provided in Section 4(b) if your employment is terminated within the 12-month period immediately following the date of such Change in Control (i) by the Company other than for Cause or (ii) by you for Good Reason (as defined below) (a termination of your employment under the circumstances described in this sentence is sometimes hereinafter referred to as a “Payment Termination”). In the event that your employment with the Company is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder. In the event that you are entitled to the benefits provided in Section 4(b), such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement.

(b)    The Company may terminate your employment for Cause. For purposes of this Agreement, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

(c)    You may terminate your employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence, after a Change in Control, of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(i)    any change in your position with the Company that materially reduces your duties or level of responsibility or that changes materially the level of management to which you report;

(ii)    any reduction of your base compensation (other than in connection with a general decrease in base salaries for most similarly situated employees of the successor corporation); or

(iii)    the relocation of the Company’s offices at which you are principally employed immediately prior to the date of the Change in Control to a location more than 35 miles from such offices.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(d)    Any purported termination of your employment by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 6. For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(e)    For purposes of this Agreement, “Date of Termination” shall mean (i) if your employment is terminated due to your death, the date of your death; or (ii) if your employment is terminated for any reason other than death, the date specified in the Notice of Termination.

4.    Compensation Upon Termination.

(a)    If your employment with the Company is terminated other than in a Payment Termination, the Company shall pay you your full earned but unpaid base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given or your Date of Termination, in the event of termination as a result of your death, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(b)    If you incur a Payment Termination, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, you shall be entitled to the benefits provided below:

(i)    the Company shall, at the time specified in Section 4(c), pay to you your full earned but unpaid base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due;

(ii)    you shall be entitled to receive, at the times specified in Section 4(c), severance pay in an amount equal to the sum of

(A)    the greater of (x) your annual base salary as in effect immediately prior to delivery of the Notice of Termination or (y) your annual base salary as in effect immediately prior to the Change in Control, payable over the 12-month period commencing on the Date of Termination, plus

(B)    an annual cash bonus equal to the greater of (x) your targeted annual bonus for the year in which the Date of Termination occurs or (y) your targeted annual bonus for the year in which the Change of Control occurs, in each case assuming that the bonus targets are satisfied, payable over the 12-month period commencing on the Date of Termination,;

(iii)    you shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall immediately lapse;

(iv)    the Company shall provide you with outplacement services in an amount not to exceed $15,000; and

(v)    for the period beginning on the Date of Termination and ending on the date which is 12 full months following the Date of Termination, the Company shall pay for and provide you and your dependents with the same medical benefits and life insurance coverage to which you would have been entitled had you remained continuously employed by the Company during such period. At the termination of the benefits coverage under the first sentence of this Section 4(b)(v), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates.

(c)    The payments provided for in Section 4(b)(ii) shall be made periodically in the same amounts and at the same intervals as your base salary and bonus were paid immediately prior to termination of employment.

(d)    You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Company) claimed to be owed by you to the Company, or otherwise.

5.    Successors; Binding Agreement.

(a)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b)    This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.    Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.    Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided for in this Agreement to you together with all other payments and the value of any benefit received or to be received by you:

(a) constitute “parachute payments” within the meaning of Section 280G of the Code, and

(b) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits pursuant to the terms of this Agreement shall be payable either:

(i)    in full, or

(ii)    as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 7 shall be made in writing by the Company’s independent public accountants serving immediately before the Hostile Takeover or Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall cause the Accountants to provide detailed supporting calculations of its determinations to you and the Company. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

8.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the 1934 Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

9.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

11.    Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance or change in control agreements, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

12.    At-Will Employment. Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely, ACLARA BIOSCIENCES, INC.

By:
Its:

Agreed and Accepted,

this              day of                     , 2002.

[Executive Name]